FOR IMMEDIATE RELEASE

HF2 Financial Management Inc.
Richard S. Foote Announcement

DENVER, April 28, 2014 – It is with great sadness that HF2 Financial Management Inc. (NASDAQ:HTWO) announces that Richard S. Foote, who was the Company’s President, Chief Executive Officer and a director, died suddenly on April 25, 2014.

The Company issued the following statement:

“This is a tragic loss for all of us at HF2” said Bruce Cameron, Chairman of the Board. “Richard was a visionary in this sector who successfully raised over $190 million for HF2 approximately one year ago and diligently pursued an attractive initial business combination for the firm. Prior to that, Richard raised over $45 million for Highbury Financial Inc. in 2006, which acquired the U.S. mutual fund business of ABN AMRO and was successfully sold to Affiliated Managers Group, Inc. in 2010, generating a 27% IRR for investors that purchased units in Highbury’s initial public offering. He was also a partner at the sponsor firm, Berkshire Capital Securities LLC for nearly 20 years and was a leader in transactions in the real estate asset management sector among other areas. He was a partner and a friend and will be dearly missed.”

Richard was born in 1963, graduated from Harvard College, earned his CFA and worked at two Wall Street firms before joining Berkshire Capital in 1994. He is survived by his wife, Suzanne; his three children; and his sister, Sally.

Seymour Newman, Chief Operating Officer of HF2 commented “Richard was one of the sharpest minds in the business and had a keen ability to structure complex transactions that benefited all parties.  Yet even more important was his honesty, integrity, objectivity, and fairness in his dealings with clients and colleagues.  Everyone whose lives he touched will greatly miss him.”

The Company also announced that its Board of Directors has appointed Bruce Cameron, Chairman of the Board, as Chief Executive Officer.

About HF2 Financial Management Inc.

HF2 Financial Management Inc. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination. HF2’s efforts to identify an initial business combination are not limited to a particular industry or geographic region, although it is focused on companies operating in the financial services industry. More information regarding HF2 is available at www.hf2financial.com. Questions and inquiries for further information may be directed to Bruce Cameron, Chairman and Chief Executive Officer, at (212) 207-1000 or Seymour Newman, Chief Operating Officer, at (303) 498-9737.